Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2021 (except as to Note 19, as to which the date is July 13, 2021), in the Registration Statement (Amendment No. 1 to Form S-1 No. 333-257473) and related Prospectus of Instructure Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 13, 2021